                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 DSP GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

                 N/A
--------------------------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:
                 N/A
--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 N/A
--------------------------------------------------------------------------------

        (4)      Proposed maximum aggregate value of transaction:
                 N/A
--------------------------------------------------------------------------------

         (5)      Total fee paid:
                  N/A
--------------------------------------------------------------------------------


[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
                  N/A
--------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement no.:
                  N/A
--------------------------------------------------------------------------------
         (3)      Filing Party:
                  N/A
--------------------------------------------------------------------------------
         (4)      Date Filed:
                  N/A
--------------------------------------------------------------------------------

                                 DSP GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000


To the Stockholders of DSP GROUP, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of DSP Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, on Tuesday, May 16, 2000, at 9:00 a.m., local time, for the following purposes:

                  1. ELECTION OF DIRECTORS. To elect one Class III director of the Company to serve until the 2003 Annual Meeting of Stockholders or until his successor is elected and qualified;

                  2. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Kost, Forer & Gabbay, a member of Ernst & Young International, as the independent auditors for the Company for the year ending December 31, 2000; and

                  3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

         The Board of Directors has fixed the close of business on April 7, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.


                                           By Order of the Board of Directors,

                                           /s/ Eli Ayalon


                                           Eli Ayalon
                                           CHAIRMAN OF THE BOARD AND
                                           CHIEF EXECUTIVE OFFICER



Santa Clara, California
April 17, 2000

                                                          Mailed to Stockholders
                                                      on or about April 17, 2000


                                 DSP GROUP, INC.
                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054

                                 PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 16, 2000, at 9:00 a.m., local time, at the Company's principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

         The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

         The close of business on April 7, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 26,450,193 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 13,225,098 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. An automated system administered by the Company's transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

         Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a "no" vote on such proposals. However, broker non-votes are not counted. Directors are elected by a plurality of the votes of the shares of Common Stock represented and voted at the meeting, and abstentions and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required for the ratification of the appointment of auditors.

THE PROXY

         The persons named as proxyholders, Eli Ayalon and Moshe Zelnik, were selected by the Board of Directors of the Company and currently serve as executive officers of the Company.

         All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the Common Stock of the Company represented by the proxy will be voted as to the proposal for which no specification is given as follows: FOR the election of the director nominee named in this Proxy Statement, FOR the ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young International, as the Company's independent auditors for the 2000 fiscal year and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxyholders. The Company does not presently know of any other such business to be conducted at the Annual Meeting.

REVOCABILITY OF PROXY

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company (to the attention of Moshe Zelnik, the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Company's Bylaws authorize the number of directors to be not less than five nor more than nine. The number of directors on the Board is currently fixed at six. The Company's Board of Directors is divided into three classes:
Class I, Class II and Class III. Each director serves a three-year term. The Board is currently composed of three Class I directors (Messrs. Ayalon, Limon and Silver), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001; two Class II directors (Messrs. Shamir and Shani), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002; and one Class III director (Mr. Tanguy), whose term will expire at the Annual Meeting. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

         In July 1999, the Board accepted the resignation of Mr. Samuel Kaplan as a director and concurrently amended the Company's Bylaws to fix the number of directors serving on the Board at five. In November 1999, the Board appointed Messrs. Silver and Tanguy to the Board and concurrently amended the Company's Bylaws to fix the number of directors serving on the Board at seven. In January 2000, Mr. Igal Kohavi resigned as Chairman of the Board. The Board subsequently amended the Company's Bylaws to reduce the number of directors to six.

         At the Annual Meeting, the stockholders will elect one Class III director. Mr. Tanguy has been nominated to serve a three-year term until the annual meeting of stockholders to be held in 2003 or until his successor is elected or appointed and qualified or until his earlier resignation or removal. The Board has no reason to believe that Mr. Tanguy will be unable or unwilling to serve as a nominee or as a director if elected.

         PATRICK TANGUY has served as a director of the Company since November 1999. From October 1999, Mr. Tanguy has served as Chairman of the Board of Technal Group, an aluminum building systems company. From May 1998 to September 1999, Mr. Tanguy served as a director of Hays DX France, an express transport services company. From August 1993 to April 1998, he served as the Chairman of Groupe DAFSA, a supplier of economic data and financial information on French companies.

REQUIRED VOTE

         The nominee will be elected by a plurality of the votes cast. Abstentions and broker non-votes are not counted toward the nominee's total.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE NOMINEE NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the executive officers and directors of the Company:

                 NAME            AGE                                 POSITION
                 ----            ---                                 --------
Eli Ayalon                       57          Chairman of the Board and Chief Executive Officer
Boaz Edan                        41          Vice President, Products Division Manager
Rafi Fried                       37          Vice President, Research and Development
Ross Hayden                      55          Vice President, Sales
Gideon Wertheizer                43          Executive Vice President
Moshe Zelnik                     45          Vice President of Finance,
                                             Chief Financial Officer and Secretary
Zvi Limon (1) (2)                41          Director
Yair Shamir (1)(2)               54          Director
Shaul Shani (1)(2)               45          Director
Louis Silver                     46          Director
Patrick Tanguy                   40          Director

--------------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

         ELI AYALON joined the Company in April 1996 as President, Chief Executive Officer and Director. In January 2000, Mr. Ayalon was appointed to serve as the Company's Chairman of the Board. From May 1992 to April 1996, Mr. Ayalon served as President and Chief Executive Officer of Mennen Medical Ltd. ("Mennen"), a developer and manufacturer of medical instruments and apparatus. Mr. Ayalon also serves as a director of Optibase, Inc., a broadband digital video streaming solutions company.

         BOAZ EDAN joined the Company in May 1999 as Vice President, Operations and presently serves as Vice President, Products Division Manager. Mr. Edan previously served as Material Director of Tower Semiconductor Ltd., a foundry manufacturer of semiconductor integrated circuits, from January 1992 to April 1999.

         RAFI FRIED joined the Company in November 1997 as Head of VLSI Design Center. Mr. Fried has held different positions at the Company and most recently was appointed Vice President, Research and Development in May 1999. Prior to joining the Company, from May 1995 to October 1997, Mr. Fried served as a professor at Ecole Polytechnique Federale de Lausanne, a Swiss federal university company.

         ROSS HAYDEN joined the Company in October 1998 as Vice President, U.S. Operations. Mr. Hayden was appointed Vice President, Sales in April 1999. Mr. Hayden served as Vice President of Sales at Information Storage Devices, which designs, develops and markets integrated circuits, from February 1997 to December 1998 and as Director of Sales at the same company from December 1993 to February 1997.

         GIDEON WERTHEIZER joined the Company in September 1990 as Project Manager of the Company's VLSI Design Center and became Vice President of the VLSI Design Center in August 1995. In November 1997, Mr. Wertheizer was appointed Vice President, Marketing of the Company.

         MOSHE ZELNIK joined the Company in May 1999 as Vice President of Finance, Chief Financial Officer and Secretary. From May 1994 to April 1999, Mr. Zelnik served as Senior Vice President and Chief Financial Officer of Mennen.

         ZVI LIMON has served as a Director of the Company since February 1999. Mr. Limon has served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm since October 1993. He presently serves as a director of Eltek Ltd., a developer and manufacturer of PC boards.

         YAIR SHAMIR has served as a Director of the Company since October 1996. He has served as President and Chief Executive Officer of VCON Telecommunications, Ltd., a developer and marketer of video conferencing systems, since February 1997. From July 1995 to February 1997, Mr. Shamir served as the Executive Vice President of The Challenge Fund-Etgar L.P., a venture capital firm. From January 1994 to July 1995, he served as Chief Executive Officer for Elite Industries, Ltd., a food products company. Mr. Shamir currently serves as a director of Mercury Interactive, a provider of performance management solutions, Orckit Communications, Limited, a developer and manufacturer of local loop communications systems and VCon Telecommunications, Ltd., a developer and manufacturer of desktop and group videoconferencing systems.

         SHAUL SHANI has served as a Director of the Company since February 1999. Mr. Shani has served since 1996 as Managing Director of Limon Holdings, Ltd., a consulting and investment advisory firm. He also has served as Chairman and Director of Global Village Telecom N.V., a private company engaged in providing satellite based telephony services, since 1998. From 1995 to 1996, Mr. Shani served as a director of Sapiens International Corporation NV ("Sapiens International"), a provider of enterprise-wide solutions for software applications.

         LOUIS SILVER has served as a director of the Company since November 1999. From September 1996, Mr. Silver has served as Advisor and Counsel to the Discount Bank & Trust Co., an international bank. From April 1992 to December 1995, Mr. Silver served as Vice President, Secretary and General Counsel of Sapiens International.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

         There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 1999, the Board met nine times. No director attended fewer than 75% of the aggregate of either (i) the total number of Board meetings held during the period for which he was a Director or (ii) the total number of committee meetings of the Board on which he served held during the period for which he was a director. The committees of the Board currently include: the Compensation Committee, the Audit Committee and the 1991 Employee Stock Option Committee.

         The Compensation Committee held one meeting in 1999. The Compensation Committee consists of Messrs. Limon, Shamir and Shani. Its functions are to establish and apply the Company's compensation policies with respect to the Company's executive officers.

         The Audit Committee held four meetings in 1999. The Audit Committee currently consists of Messrs. Limon, Shamir and Shani. The Audit Committee recommends the engagement of the Company's independent auditors. In addition, the Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

         The 1991 Employee Stock Option Committee held 16 meetings in 1999. The 1991 Employee Stock Option Committee currently consists of Messrs. Ayalon and Limon. This committee serves as the administrator of the Company's various stock option plans and grants stock options pursuant to these stock option plans and then reports on such grants to the Board.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company do not receive any additional compensation for their services as Directors. Directors who are not employees of the Company receive an annual retainer of $20,000, payable in quarterly installments of $5,000 each. The retainer contemplates attendance at four Board meetings per year. Additional Board meetings of a face-to-face nature are compensated at the rate of $500 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at the rate of $500 per meeting. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

         Each outside director of the Company is also entitled to participate in the 1993 Director Option Plan (the "Director Option Plan"). The Director Option Plan provides for the grant of non-statutory options to non-employee Directors of the Company. The Director Option Plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by the Board of Directors. The Director Option Plan provides that each eligible director is granted an option to purchase 15,000 shares of Common Stock under the Director Option Plan on the date on which he or she first becomes a Director of the Company. In addition, on the same date, each new director is granted an option to purchase 10,000 shares of Common Stock under the 1991 Employee and Consultant Stock Plan (the "1991 Stock Plan"). Thereafter, each outside director is granted an option to purchase 5,000 additional shares of Common Stock (a "Subsequent Option") on January 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. In addition, an option to purchase 5,000 shares of Common Stock (a "Committee Option") is granted on January 1 of each year to each outside director for each committee of the Board on which he or she shall have served as a chairperson for at least six months.

         The number of options and the exercise prices stated below each have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of the Company's Common Stock in March 2000.

         On January 4, 1999, Mr. Shamir was granted Subsequent Options to purchase up to 10,000 shares of the Company's Common Stock, at an exercise price of $10.1875 per share, under the Director Option Plan.

         On February 5, 1999, the date on which they were appointed as directors of the Company, each of Messrs. Limon and Shani were granted an option to purchase up to 30,000 shares of the Company's Common Stock, at an exercise price of $6.8125 per share under the Director Option Plan. On the same date, each of Messrs. Limon and Shani also were granted an option to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $6.8125 per share, under the 1991 Stock Plan.

         On April 21, 1999, Mr. Ayalon was granted options to purchase up to 450,000 shares of the Company's Common Stock, at an exercise price of $9.2188 per share, under the 1991 Stock Plan.

         On November 11, 1999, the date on which they were appointed as directors of the Company, each of Messrs. Silver and Tanguy were granted an option to purchase up to 30,000 shares of the Company's Common Stock, at an exercise price of $30.875 per share, under the Director Option Plan. On the same date, each of Messrs. Silver and Tanguy also were granted an option to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $28.8125 per share, under the 1991 Plan.

         On November 25, 1999, Mr. Ayalon was granted options to purchase up to 300,000 shares of the Company's Common Stock, at an exercise price of $33.4375 per share, under the 1991 Plan.

         On January 3, 2000, each of Messrs. Limon, Shamir and Shani were granted Subsequent Options to purchase up to 10,000 shares of the Company's Common Stock, at an exercise price of $48.3125 per share, under the Director Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

         Except as set forth below, the Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 1999, all Reporting Persons complied with all applicable filing requirements, except for the following: each of Messrs. Silver and Tanguy inadvertently failed to file a Form 3 in a timely manner upon becoming a director of the Company.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 7, 2000, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors;
(iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (including one former executive officer) (collectively, the "Named Executive Officers") determined for the fiscal year ended December 31, 1999; and (iv) all directors and executive officers of the Company as a group:

NAME OF                                                            SHARES                 APPROXIMATE PERCENT
BENEFICIAL OWNER                                           BENEFICIALLY OWNED (1)        BENEFICIALLY OWNED (2)
----------------                                           ----------------------        ----------------------
Magnum Technology, Ltd.
c/o Rothschild Corporate Fiduciary Services, Ltd.
P.O. Box 472
St. Peter's House, Le Bordage
St. Peter Port, Guernsey
Channel Islands GY1 6AX  (3)...............                    3,935,000                         14.9%

Pilgrim Baxter & Associates
825 Duportail Road
Wayne, Pennsylvania  19087  (4)............                    1,646,400                          6.2%

Zvi Limon  ................................                           __                           *
Yair Shamir  ..............................                           __                           *
Shaul Shani  ..............................                           __                           *
Louis Silver  (5)..........................                        2,000                           *
Patrick Tanguy ............................                           __                           *
Eli Ayalon  (6)............................                      187,500                          1.0%
Boaz Edan  (7).............................                       17,500                           *
Rafi Fried  (8)............................                       12,574                           *
Ross Hayden  (9) ..........................                       16,079                           *
Gideon Wertheizer  (10)....................                       25,225                           *
Igal Kohavi ...............................                           __                           *

All directors and executive officers
as a group (11 persons)  (11)..............                      280,878                          1.1%

------------------------------------

*      Less than 1%

(1) To the Company's knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock, subject to options currently exercisable or exercisable on or before June 6, 2000, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 26,450,193 shares of the Company's Common Stock outstanding as of April 7, 2000.

(3) Magnum Technology, Ltd. ("Magnum") filed a Form 4 for February 2000, dated March 3, 2000, with the Securities and Exchange Commission on behalf of itself. Magnum reported beneficial ownership of 3,935,000 shares. Magnum's total share amount has been restated to give effect retroactively to a stock dividend, which was effected by a two-for-one stock split of the Company's Common Stock in March 2000.

(4)    Pilgrim Baxter & Associates ("Pilgrim Baxter") filed Amendment No. 2 to a
       Schedule 13G, dated January 7, 2000, with the Securities and Exchange Commission on behalf of itself. Pilgrim Baxter reported sole voting power over 1,108,600 shares and sole dispositive power over 1,646,400 shares. Pilgrim Baxter's total share amount has been restated to give effect retroactively to a stock dividend, which was effected by a two-for-one stock split of the Company's Common Stock in March 2000.

(5)    Includes 2,000 shares of the Company's Common Stock held by the Theodore
       J. Silver Trust of which Mr. Silver disclaims beneficial ownership.

(6) Includes 187,500 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.

(7) Includes 17,500 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.

(8) Includes 12,501 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.

(9) Includes 15,875 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.

(10) Includes 25,225 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.

(11) See footnotes (5) through (10). Includes 278,601 shares of the Company's Common Stock subject to options that are currently exercisable or will become exercisable on or before June 6, 2000.



                                 PROPOSAL NO. 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Kost, Forer & Gabbay, a member of Ernst & Young International, has been appointed by the Board to be the Company's independent auditors for the Company's fiscal year ending December 31, 2000. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of independent auditors.

         A representative of Ernst & Young International is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

REQUIRED VOTE

         The ratification of the appointment of Kost, Forer & Gabbay requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a "no" vote on this proposal and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
                      APPOINTMENT OF KOST, FORER & GABBAY.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth all compensation earned by the Company's Chief Executive Officer and the Named Executive Officers of the Company for the years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                   COMPENSATION AWARDS
                                                                     ANNUAL COMPENSATION         ----------------------
                                                                     -------------------               SECURITIES
NAME AND PRINCIPAL POSITION                             YEAR       SALARY (1)       BONUS (2)    UNDERLYING OPTIONS (3)
---------------------------                             ----       ----------       ---------    ----------------------
 Eli Ayalon                                             1999         $341,298           $300,000           750,000
     Chairman of the Board and Chief Executive          1998          294,952            240,000           300,000
     Officer                                            1997          283,747            212,500           300,000

 Boaz Edan                                              1999           91,232(4)          45,000           110,000
     Vice President, Products Division Manager          1998               --                 --                --
                                                        1997               --                 --                --

 Rafi Fried                                             1999          146,638             40,000            20,000
     Vice President, Research and Development           1998          182,677             40,000           180,000
                                                        1997           15,942(5)              --            40,000

 Ross Hayden                                            1999          165,294(6)              --            85,000
     Vice President, Sales                              1998               --                 --                --
                                                        1997               --                 --                --

 Gideon Wertheizer                                      1999          176,744             65,000           100,000
     Executive Vice President                           1998          172,122             50,000            40,000
                                                        1997          146,362             45,000            30,000

 Igal Kohavi (7)                                        1999          346,590            200,000           450,000
     Former Chairman of the Board                       1998          294,630            240,000           300,000
                                                        1997          280,620            212,500           300,000

--------------------------

(1) The salaries of officers located in Israel include social benefit payments and car allowances.

(2) The Company's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Company's Compensation Committee. Bonuses are awarded by the Compensation Committee based upon individual, as well as corporate, performance. The Company pays bonuses in the year following that in which the bonuses were earned.

(3) The number of options have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of the Company's Common Stock in March 2000.

(4) Represents Mr. Edan's salary from his joining the Company as an executive officer in May 1999.

(5)  Represents Mr. Fried's salary from his joining the Company in November
     1997.

(6) Represents Mr. Hayden's salary from his joining the Company in January 1999. Includes $40,294 of commissions earned by Mr. Hayden in 1999.

(7)  Mr. Kohavi resigned as the Company's Chairman of the Board in January 2000.

OPTION GRANTS

         The following table sets forth certain information with respect to stock options granted during 1999 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company's Common Stock.


                                              OPTION GRANTS IN 1999
                                              INDIVIDUAL GRANTS (1)

                            NUMBER OF       % OF TOTAL                                      POTENTIAL REALIZABLE
                           SECURITIES        OPTIONS                                    VALUE AT ASSUMED ANNUAL RATES
                           UNDERLYING       GRANTED TO                                   OF STOCK PRICE APPRECIATION
                             OPTIONS        EMPLOYEES      EXERCISE      EXPIRATION            FOR OPTION TERM
         NAME                GRANTED         IN 1999         PRICE          DATE              5%              10%
         ----              ----------       ---------      --------      ----------     ------------------------------
Eli Ayalon                   450,000(2)(3)    13.43%          $9.2188       04/21/06      $1,688,840       $3,935,715
                             300,000(2)(3)    8.96%          $33.4375       11/24/06      $4,081,839       $9,511,715

Boaz Edan                     70,000(4)(5)    2.09%           $8.875        05/03/06        $252,911         $589,391
                              20,000(2)(5)    0.60%          $19.00         10/01/06        $154,698         $360,513
                              20,000(2)(5)    0.60%          $33.4375       11/24/06        $272,123          634,114

Rafi Fried                    10,000(4)(5)    0.30%           $9.4375       04/22/06         $38,420          $89,535
                              10,000(2)(5)    0.30%          $33.4375       11/24/06        $136,061         $317,057

Ross Hayden                   70,000(4)(5)    2.09%           $6.8125       02/17/06        $194,136         $452,419
                              15,000(2)(5)    0.45%          $33.4375       11/24/06        $204,092         $475,586

Gideon Wertheizer             60,000(2)(5)    1.79%           $9.2188       04/21/06        $255,179         $524,762
                              40,000(2)(5)    1.19%          $33.4375       11/24/06        $544,245       $1,268,229

Igal Kohavi                  450,000(2)(3)    13.43%          $9.2188       04/21/06      $1,688,840       $3,935,715

---------------

(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected two-for-one stock split of the Company's Common Stock in March 2000.

(2) These options were granted under the Company's 1991 Employee and Consultant Stock Option Plan.

(3) These options vest as to 25% on the date of the grant and 25% each year thereafter.

(4) These options were granted under the Company's 1998 Non-Officer Employee Stock Option Plan.

(5) These options vest as to 25% one year from the date of the grant and 25% each year thereafter.

OPTION EXERCISES AND OPTION VALUES

         The following table sets forth information concerning option exercises during 1999 and the aggregate value of unexercised options as of December 31, 1999 held by each of the Named Executive Officers.

                       AGGREGATED OPTION EXERCISES IN 1999
                   AND OPTION VALUES AT DECEMBER 31, 1999 (1)

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             AGGREGATE OPTION           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                            EXERCISES IN 1999         OPTIONS AT DECEMBER 31, 1999        DECEMBER 31, 1999 (2)
                        -------------------------    -----------------------------     ---------------------------
                          SHARES
                        ACQUIRED ON     VALUE
        NAME             EXERCISE     REALIZED (3)   EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ----            -----------   ------------   -----------     -------------     -----------     -------------
Eli Ayalon                572,500     $6,946,954           75,000          787,500      $979,688         $23,602,710
Boaz Edan                      --             --               --          110,000            --          $3,445,000
Rafi Fried                 40,624       $407,232            2,501           96,875       $84,568          $3,309,336
Ross Hayden                    --             --               --           85,000            --          $2,974,063
Gideon Wertheizer          42,214       $496,360            5,114          142,836      $190,058          $4,334,945
Igal Kohavi               747,500     $9,132,014               --          562,500            --         $20,663,647

--------------------------

(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected two-for-one stock split of the Company's Common Stock in March 2000.

(2) Calculated on the basis of the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1999 of $46.50 per share, minus the exercise price.

(3) Calculated on the basis of the broker's reported sale price of the Company's Common Stock subject to the option, minus the exercise price.



EMPLOYMENT AGREEMENTS

         The following Named Executive Officers have written employment agreements with the Company: Messrs. Ayalon and Edan.

         In April 1996, Mr. Ayalon entered into an employment agreement with DSP Semiconductors, Ltd., the Company's wholly owned subsidiary in Israel ("DSP Semiconductors"), pursuant to which Mr. Ayalon was to serve as the President and Chief Executive Officer of the Company. The term of the agreement is indefinite. The agreement originally provided for a fixed monthly salary of NIS 47,000 (approximately U.S. $15,000), which shall be adjusted monthly to the Consumer Price Index of Israel. In June 1997, the Board of Directors increased Mr. Ayalon's monthly salary to NIS 69,295 (approximately U.S. $20,420). Mr. Ayalon also is entitled to an annual bonus, the amount of which is determined at the sole discretion of the Board of Directors. The agreement may be terminated by the Company or Mr. Ayalon, without cause (as defined in the agreement), upon six months advance written notice. Mr. Ayalon's employment agreement was amended in November 1997 to provide for the following: (i) Mr. Ayalon's base compensation shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement; (ii) if Mr. Ayalon terminates the agreement without good reason or if the Company terminates the agreement for cause, then no further payments shall be made to Mr. Ayalon pursuant to the agreement and he shall be subject to a one-year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets;
(iii) upon a change of control of the Company or if the agreement is terminated by Mr. Ayalon for good reason or by the Company without cause, then all rights of Mr. Ayalon under the agreement would continue for two years and all options held by Mr. Ayalon would accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement; and (iv) in the event of death or permanent disability of Mr. Ayalon, all options shall accelerate and immediately vest. The Board of Directors amended Mr. Ayalon's agreement in November 1999 and January 2000 to provide that if

Mr. Ayalon terminates the agreement without good reason, or if the Company terminates Mr. Ayalon without cause, then within twelve months of January 24, 2000, all options held by Mr. Ayalon shall be fully vested and immediately exercisable. Additionally, the Board approved that commencing twelve months after January 24, 2000, all options held by Mr. Ayalon will accelerate and immediately vest after six months following the notice date of termination and be exercisable in whole or in part at any time from vesting of the options for a period of two years.

         In May 1999, Mr. Edan entered into an employment agreement with DSP Group, Ltd., a wholly owned subsidiary of the Company, pursuant to which Mr. Edan is to serve as Vice President Operations of the Company. The term of the agreement is indefinite. The agreement provided for a fixed monthly salary of NIS 35,000 (approximately U.S. $102,300). Mr. Edan also is entitled to an annual bonus, the amount of which is determined at the sole discretion of the Company. The agreement shall be terminated by either the Company or Mr. Edan by prior written notice to the other party of ninety (90) days. However, the Company has the right not to make use of the period of prior notice to immediately terminate Mr. Edan's employment. In such a case, Mr. Edan shall be paid the amount due him under the prior notice period at the rate of his then salary for such period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company during 1999 consisted of Messrs. Limon, Shamir and Shani; Mr. Shamir served as its Chairman. No member of this committee is a present or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCK PERFORMANCE GRAPH THAT FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         The Compensation Committee of the Company's Board of Directors, which is comprised solely of independent, non-employee Board members, has the authority and responsibility to establish the overall compensation strategy for the Company, including salary and bonus levels, administer the Company's incentive compensation and benefit plans, 401(k) plans, and stock option and purchase plans, and review and make recommendations to the Board with respect to the Company's executive compensation. Messrs. Limon, Shamir and Shani are the current members of the Compensation Committee.

         COMPENSATION POLICY. The Company's compensation policy, as established by the Compensation Committee, states that the executive officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's stockholders. The Company has designed its executive compensation program to attract and retain executive officers who will contribute to the Company's long-term success, to reward executive officers who contribute to the Company's financial performance and to link executive officer compensation and stockholder interests through the grant of stock options under the 1991 Employee and Consultant Stock Plan (the "1991 Stock Plan").

         Compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation consisting of stock option grants.

         SALARY. The base salaries of the Company's executive officers are reviewed annually and are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Committee considers competitive market conditions for executive compensation, the Company's performance and the performance of the individual executive officer.

         BONUS. For the fiscal year ended December 31, 1999, the Compensation Committee evaluated the performance of, and set the bonuses payable to, the Chief Executive Officer and the other executive officers of the Company. The performance factors utilized by the Compensation Committee in determining whether bonuses should be awarded to the Company's executive officers included the following:
(1) increased sales of the Company's products and increased profitability of the Company during fiscal 1999; (2) the officer's overall individual performance in his position and his relative contribution to the Company's performance during the year; and (3) the desire of the Board of Directors to retain the executive officer in the face of considerable competition for executive talent within the industry. The Board of Directors or the Compensation Committee in the future may modify the foregoing criteria or select other performance factors with respect to bonuses paid to executive officers for any given fiscal year.

         LONG-TERM INCENTIVE COMPENSATION. The Company believes that stock option grants (1) align executive officer interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executive officers a significant, long-term interest in the Company's success, and (3) help retain key executive officers in a competitive market for executive talent.

         The 1991 Stock Plan authorizes the Board, or a committee thereof, to grant stock options to employees and consultants of the Company, including the executive officers. Stock option grants are made from time to time to executive officers whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether stock option grants are appropriate is based upon individual performance measures established for each individual on an annual basis. Options are not necessarily granted to each executive officer during each year. Generally, options granted to executive officers vest as to 25% of the grant on the first anniversary of the date of grant with the remaining options vesting quarterly over the next three years and expire seven years from the date of grant. Details on stock options granted to certain executive officers in 1998 are provided in the table entitled "Option Grants in 1999."

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors considered the following factors in evaluating the performance of, and setting the bonus compensation for, Mr. Ayalon, the Company's Chairman of the Board and Chief Executive Officer: the increase in the net income of the Company from the prior year, the Company's stock price and the time and effort that Mr. Ayalon individually applied in connection with the execution of his duties. The Compensation Committee believes that the salary, bonus and long-term incentive compensation paid to Mr. Ayalon for the fiscal year ended December 31, 1999 were appropriate based on the above criteria.

         COMPENSATION POLICY REGARDING DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers in 1998 did not exceed the $1 million limit per officer. The 1991 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant, and may use such exemptions in addition to the exemption contemplated under the 1991 Stock Plan.

Submitted by the Compensation Committee:

         Zvi Limon
         Yair Shamir
         Shaul Shani

STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and Standard & Poor's Technology Sector Index. The period shown commences on December 31, 1994 and ends on December 31, 1999, the end of the Company's last fiscal year. The graph assumes an investment of $100 on December 31, 1994, and the reinvestment of any dividends.

         The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG DSP GROUP, INC., THE S&P 500 INDEX
                       AND THE S&P TECHNOLOGY SECTOR INDEX

                               [PERFORMANCE GRAPH]



                                            CUMULATIVE TOTAL RETURN
                        -------------------------------------------------------------
                             12/94     12/95      12/96    12/97     12/98      12/99
DSP GROUP, INC.               100        59        44       103       107        477
S & P 500                     100       138       169       226       290        351
S & P TECHNOLOGY SECTOR       100       144       204       258       446        781


* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OTHER TRANSACTIONS

         On February 2, 1999, the Company entered into a stock purchase agreement with Magnum Technology, Ltd., an international investment fund ("Magnum"), in which the Company issued and sold 4,600,000 new shares of the Company's Common Stock to Magnum. Based in part on Magnum's representations, the transaction was exempt from the registration requirements of the Securities Act of 1933 according to Section 4(2) of the Securities Act. These shares, which represented 19.6% of the Company's outstanding Common Stock at the time of the transaction, were issued for a price of $7.50 per share, or an aggregate of $34.5 million in total net proceeds to the Company. As part of the agreement, Magnum may acquire additional shares of the Company in the open market, but may not bring its total holdings to more than 35% of the Company's outstanding shares of Common Stock. Magnum has agreed to restrict its sales of the shares until August 2000 under Rule 144(e)(i) of the Securities Act of 1933. In connection with the closing of the transaction, the Company appointed Messrs. Limon and Shani to the Board of Directors as representatives of Magnum.

         The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

         All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested, non-employee directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                              STOCKHOLDER PROPOSALS

         To be considered for presentation to the Annual Meeting of the Company's stockholders to be held in 2001, a stockholder proposal must be received by Moshe Zelnik, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than December 19, 2001.

                                  OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.


                                 By Order of the Board of Directors,

                                 /s/ Eli Ayalon

                                 Eli Ayalon,
                                 CHAIRMAN OF THE BOARD AND
                                 CHIEF EXECUTIVE OFFICER



April 17, 2000
Santa Clara, California

                      THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF DSP GROUP, INC.
                   FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 2000

     The undersigned stockholder of DSP GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2000, and the 1999 Annual Report to Stockholders and hereby appoints Eli Ayalon and Moshe Zelnik or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of DSP GROUP, INC. to be held on May 16, 2000 at 9:00 a.m., local time, at DSP GROUP, INC.'s principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF A DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KOST, FORER & GABBAY AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


     1. ELECTION OF A DIRECTOR:


        ____  FOR the nominee listed below   ____  WITHHOLD AUTHORITY to vote
              (except as indicated)                for the nominee listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE'S NAME LISTED BELOW.

         PATRICK TANGUY


     2. PROPOSAL TO RATIFY THE APPOINTMENT OF KOST, FORER & GABBAY AS THE INDEPENDENT AUDITORS OF DSP GROUP, INC. FOR FISCAL 2000:


    _____    FOR             _____     AGAINST               _____    ABSTAIN




                                            DATED:  _____________________, 2000




                                             -----------------------------------
                                                         (Signature)


                                             -----------------------------------
                                                         (Signature)

                                        This Proxy should be marked, dated and
                                        signed by the stockholder(s) exactly as
                                        his or her name appears hereon, and
                                        returned promptly in the enclosed
                                        envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

                                DSP GROUP, INC.

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                 MAY, 16, 2000
                                   9:00 A.M.

                                DSP GROUP, INC.
                             3120 SCOTT BOULEVARD
                                SANTA CLARA, CA










     DSP GROUP, INC.
     3120 SCOTT BOULEVARD, SANTA CLARA, CA                                PROXY
_______________________________________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DSP GROUP, INC. FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 2000.

The undersigned stockholder of DSP GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2000, and the 1999 Annual Report to Stockholders and hereby appoints Eli Ayalon and Moshe Zelnik or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of DSP GROUP, INC. to be held on May 16, 2000 at 9:00 a.m., local time, at DSP GROUP, INC.'s principal executive offices located at 3120 Scott Boulevard, Santa Clara, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.





                        SEE REVERSE FOR VOTING INSTRUCTIONS.

1. Election of a director:     01 Patrick Tanguy                         / /  Vote FOR             / /  Vote WITHHELD
                                                                              the nominee               from the nominee

2. Proposal to ratify the appointment of Kost, Forer & Gabbay as the
   independent auditors of DSP GROUP, INC. for fiscal 2000:              / /  For       / /  Against      / /  Abstain

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF A
DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KOST, FORER & GABBAY AS INDEPENDENT AUDITORS, AND AS SAID PROXIES
DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box   / /                                                   Dated:______________________, 2000
Indicate changes below:

                                                                         ________________________________________________


                                                                         ________________________________________________

                                                                         Signature(s) in Box

                                                                         This Proxy should be marked, dated and signed by
                                                                         the stockholder(s) exactly as his or her name
                                                                         appears hereon, and returned promptly in the
                                                                         enclosed envelope. Persons signing in a fiduciary
                                                                         capacity should so indicate. If shares are held by
                                                                         joint tenants or as community property, both
                                                                         should sign.